                                                   -----------------------------
                                                            OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number:         3235-0145
                                                   Expires:    December 31, 1997
                                                   Estimated average burden
                                                   hours per response......14.90
                                                   -----------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                      (Amendment No.___________________)*


                               THERMATRIX, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  883440-10-5
--------------------------------------------------------------------------------
                                (CUSIP Number)


*The Remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                        -------------------
CUSIP No. 883550-10-5                  13G                   Page __ of __ Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                VENTANA GLOBAL, LTD.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                ORANGE, CALIFORNIA
--------------------------------------------------------------------------------
                5       SOLE VOTING POWER

  NUMBER OF                     517,429
   SHARES       ----------------------------------------------------------------
BENEFICIALLY    6       SHARED VOTING POWER
  OWNED BY
    EACH        ----------------------------------------------------------------
  REPORTING     7       SOLE DISPOSITIVE POWER
 PERSON WITH
                                517,429
                ----------------------------------------------------------------
                8       SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                517,429
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                N/A
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                7.49%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                CORPORATION
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 833550-10-5                                         Page 4 of __ Pages
          -----------

ITEM 1.

        (a)     Name of Issuer
                        THERMATRIX, INC.

        (b)     Address of Issuer's Principal Executive Offices
                        THERMATRIX, INC.
                        101 METRO DRIVE, SUITE 248
                        SAN JOSE, CA 95110

ITEM 2.

        (a)     Name of Person Filing
                        VENTANA GLOBAL, LTD.; MR. THOMAS O. GEPHART, CHAIRMAN

        (b)     Address of Principal Business Office or, if none, Residence
                        18881 VON KARMAN AVE., SUITE 1150
                        IRVINE, CA 92612

        (c)     Citizenship
                        U.S.

        (d)     Title of Class of Securities
                        COMMON STOCK

        (e)     CUSIP Number
                        883550-10-5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

        (a) [_] Broker or Dealer registered under Section 15 of the Act

        (b) [_] Bank as defined in section 3(a)(6) of the Act

        (c) [_] Insurance Company as defined in section 3(a)(19) of the Act

        (d) [_] Investment Company registered under section 8 of the Investment Company Act

        (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see SS240.13d-1(b)(1)(ii)(F)

        (g) [_] Parent Holding Company, in accordance with
                SS240.13d-1(b)(ii)(G)(Note: See Item7)

        (h) [_] Group, in accordance with SS240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP

        (a)     Amount beneficially Owned
                        571,429

        (b)     Percent of Class
                        7.49%

CUSIP No. 833550-10-5                                         Page 5 of __ Pages
          -----------

        (c)     Number of shares as to which such person has:

                (i)  sole power to vote or to direct the vote           571,429
               (ii)  shared power to vote or to direct the vote
              (iii)  sole power to dispose or direct the disposition of 571,429
               (iv)  shared power to dispose or direct the disposition of


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [_]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                        NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                        NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                        NOT APPLICABLE

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
                        NOT APPLICABLE

CUSIP No. 833550-10-5                                         Page 6 of __ Pages
          -----------

ITEM 10.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                        FEBRUARY 12, 1998
                                                --------------------------------
                                                               Date



                                                      /s/ THOMAS O. GEPHART
                                                --------------------------------
                                                             Signature



                                                  THOMAS O. GEPHART, CHAIRMAN,
                                                --------------------------------
                                                       VENTANA GLOBAL LTD.
                                                --------------------------------
                                                            Name/Title